EXHIBIT 99.5

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

ARI Mutual Insurance Company

Newtown, Pennsylvania

Conversion Valuation Appraisal Update

Valued as of August 20, 2015

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

August 20, 2015

Board of Directors

ARI Mutual Insurance Company

125 Pheasant Run

Newtown, Pennsylvania 18940

Members of the Board:

At your request, we have completed and hereby provide an updated independent appraisal (the “Appraisal”) of the estimated pro forma market value of ARI Mutual Insurance Company (“ARI” or the “Company”), as of August 20, 2015. Pursuant to a Plan of Conversion (the “Plan”) adopted by the Board of Directors (the “Board”) of the Company on March 17, 2015, ARI plans to convert from a Pennsylvania-chartered mutual insurance company to a Pennsylvania-chartered stock insurance company (the “Conversion”), form an interim holding company that will issue and sell all of its capital stock to AmTrust Financial Services, Inc. (“AmTrust”), and ARI will thereby become a subsidiary of AmTrust. In accordance with the Plan, AmTrust will offer shares of its common stock for sale on a preferential basis to policyholders and non-employee Board directors of ARI in a subscription offering (the “Offering”) up to an amount equal to the estimated pro forma market value of the Company. Our original Appraisal as of March 31, 2015 is incorporated herein by reference.

This Appraisal is furnished in conjunction with the filing by ARI of the Application for Approval to Convert from Mutual to Stock Form (the “Application”) with the Pennsylvania Insurance Department under the Insurance Company Mutual to Stock Conversion Act, 40 P.S. Sections 911-A et seq. (the “Conversion Act”). In accordance with the Plan and Section 914-A(d) of the Conversion Act, the estimated pro forma market value of the Company shall be determined by an independent valuation expert and shall represent the aggregate price of common stock sold in the Conversion. Furthermore, as permitted by Section 914-A(d) of the Conversion Act, the pro forma market value may be expressed as a range of value and may be that value that is estimated to be necessary to attract a full subscription for the shares of common stock offered for sale in the Conversion.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

ARI Mutual Insurance Company

August 20, 2015

Page Two

In preparing the Appraisal, we conducted an analysis of ARI that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited financial statements of the Company as of and for the year ended December 31, 2014 as prepared under generally accepting accounting principles (“GAAP”) and unaudited GAAP financial statements as of and for the three months ended March 31, 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of the Company furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of August 20, 2015, the estimated pro forma market value of ARI was within a range (the “Valuation Range”) of $22,100,000 to $29,900,000 with a midpoint of $26,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

ARI Mutual Insurance Company

August 20, 2015

Page Three

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

FELDMAN FINANCIAL ADVISORS, INC.

TABLE OF CONTENTS

TAB			PAGE

I.	Chapter One – Recent Financial Performance
	Financial Condition		1
	Operating Results		3

II.	Chapter Two – Comparisons with Publicly Traded Companies
	Recent Financial Comparisons		7
	Stock Price Performance and Market Conditions		13

III.	Chapter Three – Valuation Analysis and Conclusion
	Valuation Review		19
	Valuation Analysis		20
	Valuation Conclusion		22

IV.	Appendix – Exhibits
	I	Background of Feldman Financial Advisors, Inc.	I-1
	II	Statement of Contingent and Limiting Conditions	II-1
	III-1	Consolidated Balance Sheets	III-1
	III-2	Consolidated Income Statements – Quarterly	III-2
	III-3	Consolidated Income Statements – Yearly	III-3
	IV-1	Financial Performance Data for Public P&C Insurance Companies	IV-1
	IV-2	Market Valuation Data for Public P&C Insurance Companies	IV-3
	V-1	Pro Forma Assumptions for Conversion Valuation	V-1
	V-2	Pro Forma Conversion Valuation Range	V-2

i

FELDMAN FINANCIAL ADVISORS, INC.

I. RECENT FINANCIAL PERFORMANCE

Financial Condition

Table 1 presents selected data concerning ARI’s financial condition as of December 31, 2012 to 2014 and March 31, 2015. Exhibit III-1 presents the Company’s balance sheets as of December 31, 2013 and 2014 and March 31, 2015. The financial data presentation for ARI in the tables below and in Exhibits III-1 to III-3 is based on U.S. generally accepted accounting principles (“GAAP”).

Table 1

Selected Financial Condition Data

As of December 31, 2012 to 2014 and March 31, 2015

(Dollars in Thousands)

	March 31,	December 31,
	2015	2014	2013	2012
Balance Sheet Data
Total assets	$128,467	$127,895	$112,148	$99,884
Total investments and cash	60,362	65,137	61,466	55,125
Reinsurance receivables	45,918	35,298	22,806	21,763
Total policy reserves (1)	73,904	71,487	53,435	47,314
Unearned premiums	28,206	28,680	22,856	15,176
Total liabilities	105,367	102,900	79,039	64,261
Total equity	23,100	24,995	33,109	35,623

Total equity / total assets	17.98%	19.54%	29.52%	35.66%
Investments and cash / total assets	46.99%	50.93%	54.81%	55.19%
Policy reserves / total assets	57.53%	55.90%	47.65%	47.37%

(1)	Total policy reserves equal unpaid losses and loss adjustment expenses.

Source: ARI, GAAP financial statements; audited 2014 and unaudited 2015, 2013, and 2012 dates.

The Company’s total assets increased slightly by 0.4% from $127.9 million at December 31, 2014 to $128.5 million at March 31, 2015. Total investments and cash declined by $4.8 million from $65.1 million at December 31, 2014 to $60.4 million at March 31, 2015, and

FELDMAN FINANCIAL ADVISORS, INC.

deferred policy acquisition costs declined from $4.3 million to zero over the corresponding period. Offsetting these declines was an increase of $10.6 million in reinsurance receivables from $35.3 million at December 31, 2014 to $45.9 million at March 31, 2015. On the liability side of the balance sheet, total policy reserves increased by $2.4 million from $71.5 million at December 31, 2014 to $73.9 million at March 31, 2015. Total equity decreased by $1.9 million from $25.0 million at December 31, 2014 to $23.1 million at March 31, 2015 as ARI recorded a net loss of $2.2 million for the quarter ended March 31, 2105. As a result, ARI’s ratio of total equity to total assets declined from 19.54% at December 31, 2014 to 17.98% at March 31, 2015.

The reduction in equity during the quarter ended March 31, 2015 was due, in part, to an accounting correction in ARI’s GAAP financial statements. The prior GAAP financial statements as of and for the year ended December 31, 2014 did not include the effect of the reinsurance commission on the net quota share treaty in the calculation of the deferred acquisition costs. The effect of this error was to overstate income and assets by approximately $1.2 million. This error was corrected in the Company’s GAAP financial statements as of and for the period ended March 31, 2015. The deferred acquisition cost net of the reinsurance commissions on the unearned reinsurance premiums as of March 31, 2015 was a negative $154,000 and such amount is included with other liabilities on the Company’s balance sheet.

The Company’s aggregate balance of investment securities and cash amounted to $60.4 million at March 31, 2015 and constituted 47.0% of total assets. Bonds continue to comprise the largest concentration of ARI’s investment portfolio, amounting to $49.4 million or 86.9% of total investments of $56.8 million at March 31, 2015. Equity securities of $5.1 million (9.0% of total investments) and short-term investments of $2.3 million (4.1% of total investments) composed the remainder of the Company’s investment portfolio as of March 31, 2015. Bonds decreased by

FELDMAN FINANCIAL ADVISORS, INC.

$3.9 million during the quarter ended March 31, 2015, while equity securities and short-term investments increased by $306,000 and $930,000 respectively.

Operating Results

Table 2 displays ARI’s earnings results and selected operating ratios for the three months ended March 31, 2014 and 2015. Exhibit III-2 displays ARI’s consolidated income statements for the quarters ended March 31, 2014 and 2015. Exhibit III-3 displays ARI’s consolidated income statements for the years ended December 31, 2013 and 2014. ARI recorded a net loss of $2.2 million for the March 2015 quarter as compared to a net loss of $480,000 for the March 2014 quarter. The net loss for the recent quarter followed on the heels of net losses of $1.0 million and $8.5 million recorded for the years ended December 31, 2013 and 2014, respectively.

The Company’s direct premiums written declined by 0.6% from $13.7 million for the March 2014 quarter to $13.6 million for the March 2015 quarter. However, net premiums written dropped from $11.1 million to negative $6.5 million over the corresponding quarters as the amount of written premiums ceded increased to $20.2 million for the March 2015 quarter versus $2.6 million for the March 2014 quarter. Contributing to the decline in total revenue was a $45,000 reduction in net investment income and the decrease in realized securities gains of $79,000 in the prior quarter to realized losses of $212,000 in the recent quarter.

Losses and loss adjustment expenses decreased from $8.0 million in the March 2014 quarter to $6.7 million in the March 2015 quarter. However, because of the decline in net premiums earned, the loss ratio was relatively unchanged at 85.7% for the recent quarter versus 86.4% for the prior quarter. The expense ratio increased sharply from 27.4% to 47.7% due to the concurrent increase in operating expenses and the decline in net premiums earned. As a result, the combined ratio expanded from 113.8% to 133.4% over the corresponding quarters.

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Selected Operating Performance Data

For the Years Ended December 31, 2013 and 2014

And the Three Months Ended March 31, 2014 and 2015

(Dollars in Thousands)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013
Income Statement Data
Direct premiums written	$13,596	$13,679	$57,578	$43,830
Net premiums written	(6,518)	11,054	38,163	36,381

Net premiums earned	$7,808	$9,278	$38,371	$30,020
Net investment income	407	452	1,814	1,810
Realized investment gains (losses)	(212)	79	(145)	1,213
Other income	62	82	268	254

Total revenue	8,065	9,891	40,308	33,297

Losses and loss adjustment expenses	6,693	8,014	36,028	24,155
Policy acquisition costs	2,405	1,734	7,817	5,584
Other operating costs	1,321	806	1,592	3,547

Total expenses	10,419	10,554	45,437	33,286

Income (loss) before income taxes	(2,354)	(663)	(5,129)	11
Income tax expense (benefit)	(156)	(183)	3,404	1,038

Net income (loss)	$(2,198)	$(480)	$(8,533)	$(1,027)

Operating Ratios
Loss ratio (1)	85.72%	86.38%	93.89%	80.46%
Expense ratio (2)	47.72%	27.38%	24.52%	30.42%
Combined ratio (3)	133.44%	113.75%	118.41%	110.88%

(1)	Losses and loss adjustment expenses divided by net premiums earned.
(2)	Underwriting expenses divided by net premiums earned.
(3)	Sum of the loss ratio and the expense ratio.

Source: ARI, GAAP financial statements; audited year ended 2014 and unaudited other periods.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3 provides additional underwriting performance data for ARI in the years ended December 31, 2013 and 2014 and the three months ended March 31, 2014 and 2015

Table 3

Underwriting Performance Data

For the Years Ended December 31, 2013 and 2014

And the Three Months Ended March 31, 2014 and 2015

(Dollars in Thousands)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013
Direct premiums written	$13,596	$13,679	$57,578	$43,830

Net premiums earned	$7,808	$9,278	$38,371	$30,020

Losses and loss adjustment expenses incurred	6,693	8,014	36,028	24,155
Policy acquisition and other operating costs	3,726	2,540	9,409	9,131

Total losses and expenses	10,419	10,554	45,437	33,286

Underwriting profit (loss)	$(2,611)	$(1,276)	$(7,066)	$(3,266)

Source: ARI, GAAP financial statements; audited year ended 2014 and unaudited other periods.

Direct premiums written declined 0.6% from $13.7 million in the first quarter of 2014 to $13.6 million in the first quarter of 2015. The slight decline reflected lower than anticipated retention experience, offset somewhat by better than expected new business opportunities. Direct premiums written were generated primarily in New Jersey with premium volume of $12.2 million or 89.9% of total direct premiums written, followed by $1.3 million or 9.5% in Pennsylvania and approximately $81,000 or 0.6% from Maryland. The Company is developing marketing plans and underwriting specifications to support its expansion into Virginia during the latter part of 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Net premiums written declined from $11.1 million for the quarter ended March 31, 2014 to negative $6.5 million for the quarter ended March 31, 2015. The negative level of net premiums written in the recent quarter was due to the transfer of unearned premiums from the 40% quota share effective March 1, 2015 with Wesco Insurance Company (“Wesco”), a wholly owned subsidiary of AmTrust, and the increase effective March 31, 2015 from 20% to 40% of the net quota share with Maiden Reinsurance North America, Inc. (“Maiden Re”). Wesco has a current financial strength rating of A (Excellent) from A.M. Best Company, Inc. (“A.M. Best”) and Maiden Re has a current A.M. Best rating of A- (Excellent). Proceeds from sales of investments were used to support the implementation of the reinsurance cessions during the quarter ended March 31, 2015. The decline in net premiums earned from $9.3 million to $7.8 million in the recent quarter also was attributable to the changes in the quota share cession.

Losses and loss adjustment expenses incurred were 16.5% lower in the first quarter of 2015 versus the first quarter of 2014. The $1.3 million decrease in losses and loss adjustment expenses was primarily due to the reduction in weather related non-catastrophic claims in commercial automobile physical damage in the 2015 period and the reduction in the prior accident year reserve strengthening as compared to 2014. The improvement in the loss ratio was offset by the increase in the expense ratio as policy acquisition and other operating costs increased by 38.7%. Compared to the prior quarter in 2014, the $1.5 million decline in net premiums earned exceeded the $650,000 decrease in total losses and expenses. As a result, the Company’s underwriting loss deepened from $1.3 million for the first quarter of 2014 to $2.6 million for the first quarter of 2015.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED COMPANIES

Recent Financial Comparisons

Tables 4 to 6 summarize certain key financial comparisons between ARI and the Comparative Group. The selection criteria and background information for the publicly traded property and casualty (“P&C”) companies comprising the Comparative Group was discussed in our original Appraisal, and we have made no changes to the composition of companies in the Comparative Group. Financial data for the Company, the Comparative Group, and the Public P&C Insurance Group are shown as of or for the last twelve months ended (“LTM”) ended March 31, 2015. The Public P&C Insurance Group includes all the companies presented in Exhibit IV.

The fundamental financial comparisons summarized in our previous Appraisal generally held constant through the LTM period ended March 31, 2015 as ARI continued to exhibit lower profitability and capital levels versus the overall Comparative Group. The Company’s total assets of $128.5 million measured below the Comparative Group median and mean of $555.3 million and $805.4 million, respectively. There are four companies in the Comparative Group with total assets less than $150 million. Overall, the Comparative Group includes six companies with assets less than $500 million, one company with assets between $500 million and $1 billion, and six companies with assets between $1 billion and $2 billion. The median asset size of the Public P&C Insurance Group was $3.8 billion based on financial data as of March 31, 2015.

ARI’s ratio of total policy reserves to total equity measured 3.20x as of March 31, 2015 evidencing both its weakening capital position and utilization of underwriting leverage. The Company’s ratio of policy reserves to total equity increased from 2.86x at December 31, 2014 mainly as a result of the decline in total equity during the quarter. The Comparative Group

FELDMAN FINANCIAL ADVISORS, INC.

median and mean ratios of policy reserves to equity were 1.71x and 1.73x, respectively, as of March 31, 2015. Among the Comparative Group, only National Interstate displayed a corresponding ratio above ARI’s ratio at 3.26x. National Interstate also exhibited a relatively low equity capital ratio at 20.60% of total assets, which was positioned above ARI’s equity capital ratio of 17.98% at March 31, 2015. Overall, the Company’s capital ratios were lower than those of the Comparative Group and those of the Public P&C Insurance Group aggregate. As of March 31, 2015, the Comparative Group median and mean ratios of total equity to assets were 32.16% and 35.61%, respectively, while the Public P&C Insurance Group median and mean equity capital ratios were slightly lower at 30.06% and 30.93%, respectively.

The Company’s ratio of cash and investments to total assets was 47.0% as of March 31, 2015, down from 50.9% as of December 31, 2014 and remaining below the Comparative Group median and mean ratios of 69.5% and 71.6%, respectively, as of March 31, 2015. ARI’s lower concentration of invested assets reflects comparatively higher levels of receivables in the form of reinsurance receivables and premium receivables. The decreased concentration of cash and investment during the recent quarter reflected the Company’s expanded reinsurance activity due to the changes in its net quota share arrangements. The Company’s total assets increased by 12.9% over the LTM period ended March 31, 2015, whereas the Comparative Group reflected median and mean asset growth rates of 8.4% and 21.4% for the corresponding period. Most members of the Comparative Group experienced moderate asset growth over the past year, while a few reported significant asset increases either due to a stock offering (1347 Property Insurance Holdings) or to substantial increases in total revenue and net income (Atlas Financial Holdings, Federated National Holding Company, and First Acceptance Corporation).

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

General Operating Summary of the Comparative Group

As of March 31, 2015

	State	Ticker	Exchange	IPO Date	Total Assets ($mil.)	Total Equity ($mil.)	Total Equity/ Assets (%)

ARI Mutual Insurance Company	PA	NA	NA	NA	128.5	23.1	17.98

Comparative Group Median	NA	NA	NA	NA	555.3	221.8	32.16

Comparative Group Mean	NA	NA	NA	NA	805.4	254.5	35.61

Comparative Group

1347 Property Insurance Holdings	FL	PIH	NASDAQ	03/31/14	75.9	49.0	64.56

Atlas Financial Holdings, Inc.	IL	AFH	NASDAQ	03/18/10	366.8	118.0	32.16

Baldwin & Lyons, Inc.	IN	BWINB	NASDAQ	NA	1,126.5	403.3	35.80

Donegal Group Inc.	PA	DGICA	NASDAQ	NA	1,495.3	425.5	28.46

EMC Insurance Group Inc.	IA	EMCI	NASDAQ	02/04/82	1,514.0	527.2	34.82

Federated National Holding Co.	FL	FNHC	NASDAQ	11/05/98	555.3	221.8	39.94

First Acceptance Corporation	TN	FAC	NYSE	NA	359.9	108.1	30.04

Hallmark Financial Services, Inc.	TX	HALL	NASDAQ	NA	1,017.7	261.7	25.72

Kingstone Companies, Inc.	NY	KINS	NASDAQ	NA	137.4	40.9	29.78

National Interstate Corporation	OH	NATL	NASDAQ	01/28/05	1,796.6	370.0	20.60

National Security Group, Inc.	AL	NSEC	NASDAQ	NA	147.0	44.2	30.07

Safety Insurance Group, Inc.	MA	SAFT	NASDAQ	11/21/02	1,742.3	667.0	38.28

Unico American Corporation	CA	UNAM	NASDAQ	NA	135.6	71.4	52.70

Source: ARI; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Comparative Financial Condition Data

ARI and the Comparative Group

As of or for the Last Twelve Months Ended March 31, 2015

	Total Assets ($mil.)	Total Policy Resrvs. ($mil.)	Total Equity ($mil.)	LTM Asset Growth (%)	Policy Resrvs./ Equity (x)	Cash & Invest./ Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)

ARI Mutual Insurance Company	128.5	73.9	23.1	12.87	3.20	46.99	17.98	17.98

Comparative Group Median	555.3	299.2	221.8	8.44	1.71	69.53	32.16	31.05

Comparative Group Mean	805.4	474.8	254.5	21.42	1.73	71.60	35.61	34.93

Public P&C Insurance Group Median	3,832.5	2,274.6	883.1	6.61	1.88	73.46	30.06	29.12

Public P&C Insurance Group Mean	35,504.7	15,820.3	10,763.8	13.77	2.22	70.94	30.93	29.83

Comparative Group

1347 Property Insurance Holdings	75.9	18.2	49.0	77.03	0.37	88.52	64.56	64.56

Atlas Financial Holdings, Inc.	366.8	223.2	118.0	59.76	1.89	57.74	32.16	31.05

Baldwin & Lyons, Inc.	1,126.5	538.9	403.3	3.76	1.34	66.53	35.80	35.62

Donegal Group Inc.	1,495.3	976.6	425.5	6.17	2.30	58.87	28.46	28.14

EMC Insurance Group Inc.	1,514.0	902.9	527.2	8.04	1.71	92.15	34.82	34.78

Federated National Holding Co.	555.3	299.2	221.8	59.40	1.35	76.46	39.94	39.94

First Acceptance Corporation	359.9	194.9	108.1	20.33	1.80	69.53	30.04	29.09

Hallmark Financial Services, Inc.	1,017.7	624.9	261.7	8.56	2.39	66.11	25.72	20.94

Kingstone Companies, Inc.	137.4	84.5	40.9	10.66	2.07	54.56	29.78	28.68

National Interstate Corporation	1,796.6	1,207.9	370.0	8.44	3.26	67.16	20.60	20.25

National Security Group, Inc.	147.0	75.6	44.2	6.94	1.71	80.88	30.07	30.07

Safety Insurance Group, Inc.	1,742.3	964.8	667.0	7.43	1.45	73.45	38.28	38.28

Unico American Corporation	135.6	60.8	71.4	1.95	0.85	78.86	52.70	52.70

Source: ARI; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Comparative Operating Performance Data

ARI and the Comparative Group

For the Last Twelve Months or Quarter Ended March 31, 2015

	LTM Total Revenue ($mil.)	LTM Net Prem. Written/ Avg. Eq. (x)	LTM Pre-tax Inc./ Total Revenue (%)	LTM ROA (%)	LTM ROE (%)	Quarter Comb. Ratio (%)	Annlzd. Quarter ROA (%)	Annlzd. Quarter ROE (%)

ARI Mutual Insurance Company	8.1	0.73	(17.72)	(8.46)	(36.56)	133.4	(6.86)	(36.56)

Comparative Group Median	275.8	1.22	5.87	2.63	7.42	95.8	1.86	6.51

Comparative Group Mean	306.7	1.15	8.62	3.26	10.35	96.0	0.58	3.67

Public P&C Insurance Group Median	994.1	1.13	12.24	2.67	8.69	93.7	2.31	8.32

Public P&C Insurance Group Mean	9,190.4	1.20	12.62	2.77	9.99	92.6	2.21	9.32

Comparative Group

1347 Property Insurance Holdings	21.2	0.53	2.08	(0.12)	(0.17)	65.8	(10.79)	(16.37)

Atlas Financial Holdings, Inc.	109.8	1.23	12.30	6.34	17.75	84.2	2.63	7.52

Baldwin & Lyons, Inc.	294.8	0.66	15.01	2.63	7.42	95.8	2.20	6.22

Donegal Group Inc.	601.0	1.43	4.34	1.51	5.34	98.8	1.86	6.51

EMC Insurance Group Inc.	599.5	1.13	9.33	2.69	8.04	87.7	5.40	15.79

Federated National Holding Co.	205.9	1.06	28.20	8.16	22.34	NA	6.63	16.94

First Acceptance Corporation	275.8	NA	3.62	8.91	30.31	99.3	0.56	1.81

Hallmark Financial Services, Inc.	341.7	1.33	5.87	1.44	5.71	93.2	2.14	8.32

Kingstone Companies, Inc.	54.6	1.22	14.61	4.09	13.82	97.9	1.12	3.75

National Interstate Corporation	600.4	1.57	1.70	0.58	2.79	99.5	1.60	7.77

National Security Group, Inc.	65.3	1.46	15.13	5.50	19.73	NA	3.59	12.03

Safety Insurance Group, Inc.	785.7	1.05	0.53	0.73	1.73	142.6	(8.21)	(20.40)

Unico American Corporation	30.9	NA	(0.65)	(0.11)	(0.20)	91.0	(1.17)	(2.22)

Source: ARI; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

The Company’s ROA for the LTM ended March 31, 2015 was -8.46%, reflecting a larger deficit compared to its -7.11% ROA for the LTM ended December 31, 2014 and trailing the Comparative Group median and mean ROA results of 2.63% and 3.26%, respectively. The Public P&C Insurance Group exhibited median and mean LTM ROA results of 2.67% and 2.77%, respectively. ARI’s ROE for the recent LTM period was -36.56% and considerably lagged the Comparative Group median and mean ROE results of 7.42% and 10.35%, respectively. ARI’s profitability deficit stems from its continuing trend of significant underwriting losses along with an absence of sufficient investment income or revenue from ancillary business operations to offset the resulting underwriting deficit.

All but two of the Comparative Group companies reported positive earnings, led by First Acceptance Corporation, Federated National Holding Company, and Atlas Financial Holdings with LTM ROA results of 8.91%, 8.16%, and 6.34%, respectively. The negative earnings performers in the Comparative Group included Unico American Corporation and 1347 Property Insurance Holdings with LTM ROA results of -0.11% and -0.12%, respectively.

The Company’s ratio of LTM net premiums written to average equity declined from 1.32x for the LTM ended December 31, 2014 to 0.73x for the LTM ended March 31, 2015 as a result of the increase in ceded premiums related to changes in its net quota share arrangements. The Comparative Group exhibited median and mean ratios of LTM net premiums written to average equity of 1.22x and 1.15x, respectively. Concurrently, the Company’s underwriting leverage exposure has been managed and limited by increases in the level of ceded premiums.

For the quarter ended March 31, 2015, ARI also reported a net loss and its annualized ROA was -6.86% as compared to the Comparative Group median and mean annualized ROA ratio of 1.86% and 0.58% for the quarter ended March 31, 2015. The Company’s combined ratio

FELDMAN FINANCIAL ADVISORS, INC.

of 133.4% reflected its significant underwriting loss for the recent quarter. The Comparative Group reported median and mean combined ratios of 95.8% and 96.0%, respectively, for the quarter ended March 31, 2015. The Public P&C Insurance Group displayed median and mean combined ratios of 93.7% and 92.6%, respectively, for the quarter ended March 31, 2015.

Several of the Comparative Group companies reported a net loss during the quarter ended March 31, 2015 due to unusually high expense charges. 1347 Property Insurance Holdings terminated a management services agreement with an affiliated firm, resulting in a one-time pre-tax charge of $5.4 million and an annualized ROA of -10.79%. Safety Insurance Group, which is headquartered in Boston, Massachusetts, posted a net loss for the first quarter of 2015 and an annualized ROA of -8.21% as it was impacted by the highest recorded snowfall totals in Massachusetts history, which produced elevated claims activity throughout its personal and commercial property lines.

Stock Price Performance and Market Conditions

Since our original Appraisal as of March 31, 2015, U.S. equity markets have performed sluggishly as stocks attempted to cling to the upward trend from 2009 market lows. The stock market remained fairly tranquil for much of the period, although volatility picked up in late June and early July amid trouble overseas. Fear that a possible debt default in Greece might stall the global economy weighed on U.S. markets, as did a stock selloff in China. Domestic economic growth for the first half of 2015 evidenced some disappointment as real gross domestic product (“GDP”) growth increased at a 2.3% annual rate in the second quarter, below the consensus estimate of 2.7%. However, the previous quarter was revised upward to a 0.6% annual rate from -02% previously. The acceleration of real GDP in the second quarter was led by strong

FELDMAN FINANCIAL ADVISORS, INC.

consumer spending, net exports, and government spending, which were partly offset by a decline in capital expenditures and softer growth in residential investment.

On August 20, 2015, the Dow Jones Industrial Average (“DJIA”) fell 358 points to close below 17,000 for the first time since October 2014. The DJIA declined 2.1% in that one day to reach its lowest level of 2015 and the Standard & Poor’s (“S&P”) 500 index declined by 2.1%, turning negative for the year. A few factors fueled the recent widespread selloff, including fears of a global economic slowdown compounded by currency devaluations, uncertainty about the Federal Reserve’s timing and evolving position on a long-anticipated rate hike, and a continued slide in oil and commodities prices due to excess supply and the economic slowdown.

The current fundamental outlook held by S&P for the P&C insurance industry remains “Positive,” reflecting its belief that the overall operating climate for P&C insurers to remain stable. However, S&P expects a more competitive pricing environment to impact the degree to which insurers are able to raise rates. Specifically, S&P commented that the demand for commercial product lines in the P&C industry will depend on the health of the broader economy in the U.S. and overseas. Lack of consistency in economic growth, heightened competition, and fundamental challenges – such as weak underwriting gains and low investment yields – may curb insurers’ profitability in the quarters ahead. On the other hand, a strong liquidity profile by virtue of continued capital inflow into the industry, ample capacity, conservative product design, and evolving coverage may limit downside risks and also sustain the industry’s growth trend.

Table 7 summarizes the stock price and valuation ratio changes of the Comparative Group companies from March 31, 2015 (the date of our original Appraisal) to August 20, 2015 (the date of the current Appraisal). The median and mean stock price changes among the Comparative Group over this period were negative 2.6% and negative 2.4%, respectively. The

FELDMAN FINANCIAL ADVISORS, INC.

SNL All Public Insurance Index increased by 2.6% in the 20-week period between March 31, 2015 and August 20, 2015. The overall market exhibited a negative performance as reflected by the DJIA and S&P 500 decreasing by 4.4% and 1.6%, respectively.

Among the Comparative Group, four companies posted net price gains and eight experienced net price declines between March 31, 2015 and August 20, 2015. First Acceptance Corporation and Kingstone Companies led the Comparative Group with net price gains of 26.0% and 13.4%, respectively, over the observed period. Conversely, Federated National Holding Company and Unico American Corporation displayed the largest stock price declines at 27.3% and 10.3%, respectively.

A number of announced acquisitions of insurance companies have contributed to the sustained performance of insurance stocks thus far in 2015. In the year-to-date period, announced acquisition targets such as Cigna Corporation, Chubb Corporation, Humana Inc., and StanCorp Financial Group have registered notable price gains. However, as shown in Table 8, smaller insurance companies have not experienced the robust stock price appreciation as their larger counterparts. Over the past year through August 20, 2015, the SNL Insurance < $250 Million-Assets Index was down 11.2% and the SNL Insurance Micro Cap (< $250 Million) Index was down 15.7% as compared to the overall SNL U.S. Insurance Index advancing 14.7%. The SNL U.S. Managed Care Index is up 45.2% over the past year through August 20, 2015 as several of its larger market-capitalization components have included acquisition targets.

The market trading valuation ratios of the Comparative Group did not change materially since our prior Appraisal. The Comparative Group’s median price-to-book ratio (“P/B”) increased from 96.7% to 98.3%, while the mean P/B ratio decreased from 118.5% to 113.0%. The Comparative Group’s median price-to-tangible book ratio (“P/TB”) increased from 103.7%

FELDMAN FINANCIAL ADVISORS, INC.

to 109.7%, while the mean P/TB ratio decreased from 122.1% to 117.1%. The median price-to-earnings ratio (“P/E”) of the Comparative Group decreased from 11.8x to 10.6x, while the mean P/E ratio decreased from 19.7x to 10.9x. Excluding outlier values greater than 50.0x, the mean P/E ratio decreased from 12.5x to 10.9x. Due to negative earnings results, several members of the Comparative Group reported non-meaningful (“NM”) P/E ratios as of August 20, 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Comparative Market Valuation Performance

As of March 31, 2015 and August 20, 2015

Company/Index	3/31/15 Closing Market Price ($)	8/20/15 Closing Market Price ($)	Percent Change (%)	3/31/15 Price/ Book Value (%)	8/20/15 Price/ Book Value (%)	3/31/15 Price/ Tang. Book (%)	8/20/15 Price/ Tang. Book (%)	3/31/15 Price/ LTM EPS (x)	8/20/15 Price/ LTM EPS (x)
Comparative Group Median	NA	NA	(2.64)	96.7	98.3	103.7	109.7	11.8	10.6
Comparative Group Mean	NA	NA	(1.39)	118.5	113.0	122.1	117.1	19.7	10.9

Comparative Group
1347 Property Insurance Holdings	7.59	7.54	(0.66)	96.7	98.3	96.7	98.3	10.7	NM
Atlas Financial Holdings, Inc.	17.67	16.98	(3.90)	194.0	178.6	195.4	188.4	11.3	11.0
Baldwin & Lyons, Inc.	23.46	22.84	(2.64)	88.0	84.7	88.7	85.3	11.8	13.1
Donegal Group Inc.	15.72	14.32	(8.91)	102.1	91.7	103.7	93.1	29.3	14.9
EMC Insurance Group Inc. (1)	22.53	23.44	4.02	91.2	93.9	91.3	94.1	15.2	10.1
Federated National Holding Co.	30.60	22.24	(27.32)	216.6	143.1	216.6	143.1	10.2	8.0
First Acceptance Corporation	2.42	3.05	26.03	92.8	117.2	97.2	123.0	3.6	5.1
Hallmark Financial Services, Inc.	10.60	11.48	8.30	80.8	84.2	107.3	109.7	15.4	11.7
Kingstone Companies, Inc.	7.53	8.54	13.41	135.9	150.1	143.8	157.7	10.5	9.8
National Interstate Corporation	28.08	28.05	(0.11)	153.5	151.3	156.9	154.5	50.1	20.3
National Security Group, Inc.	14.10	13.00	(7.80)	82.7	74.9	82.7	74.9	4.6	4.9
Safety Insurance Group, Inc.	59.75	54.84	(8.22)	126.6	128.1	126.6	128.1	15.3	NM
Unico American Corporation	10.79	9.68	(10.29)	80.3	72.3	80.3	72.3	67.4	NM

Market Indexes
SNL Insurance Index	731.61	750.50	2.58
SNL Insurance Underwriter Index	722.45	741.90	2.69
SNL Insurance P&C Index	694.45	711.82	2.50
SNL Insurance < $250M Assets	663.39	635.61	(4.19)
SNL Micro Cap Insurance < $250M	314.79	293.66	(6.71)
Dow Jones Industrials Average	17,776.12	16,990.69	(4.42)
S&P 500 Stock Index	2,067.89	2,035.73	(1.55)

(1)	Adjusted for 3-for-2 stock split on June 24, 2015.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Comparative Market Index Performance

As of March 31, 2015 and August 20, 2015

				As of Aug. 20, 2015
	Index Value		Percent Change (%)	Year- to-Date (%)	One Year (%)
	March 31, 2015	August 20, 2015
SNL Insurance Indexes
SNL U.S. Insurance	731.61	750.50	2.58	5.58	14.72
SNL U.S. Insurance Underwriter	722.45	741.90	2.69	5.91	15.12
SNL U.S. Insurance Broker	1,138.45	1,150.20	1.03	1.02	9.25
S&P 500 Insurance	300.59	311.98	3.79	1.61	6.92
NASDAQ Insurance	6,784.76	7,049.26	3.90	3.88	13.03
S&P 500 Insurance Brokers	468.71	478.72	2.14	1.69	11.67
S&P 500 Multi-line Insurance	100.47	110.45	9.93	7.06	8.48

SNL Sector Indexes
SNL U.S. Insurance P&C	694.45	711.82	2.50	1.92	10.69
SNL U.S. Insurance Multi-line	166.95	172.47	3.30	1.35	10.65
SNL U.S. Insurance Life & Health	789.46	808.35	2.39	(1.19)	(0.26)
SNL U.S. Reinsurance	923.27	989.72	7.20	10.58	15.85
SNL U.S. Managed Care	1,954.45	2,021.96	3.45	24.48	45.22
SNL U.S. Title Insurer	1,477.13	1,588.95	7.57	14.51	38.90
SNL U.S. Mortgage & Fin’l Guaranty	77.38	73.11	(5.52)	(6.48)	2.50
S&P 500 Property & Casualty	381.91	388.30	1.67	1.94	13.83
S&P 500 Life & Health	321.33	328.36	2.19	(2.34)	(1.23)

SNL Asset Size Indexes
SNL U.S. Insurance < $250M	663.39	635.61	(4.19)	(1.91)	(11.23)
SNL U.S. Insurance $250M – $500M	706.78	750.49	6.18	6.01	(6.16)
SNL U.S. Insurance $500M – $1B	766.47	660.28	(13.85)	(11.99)	13.17
SNL U.S. Insurance $1B – $2.5B	1,524.12	1,550.63	1.74	0.14	12.75
SNL U.S. Insurance $2.5B – $10B	972.95	1,001.23	2.91	11.57	27.05
SNL U.S. Insurance > $10B	683.39	702.31	2.77	5.71	14.54
SNL U.S. Insurance > $1B	750.95	771.44	2.73	5.95	15.14
SNL U.S. Insurance < $1B	936.37	872.81	(6.79)	(5.47)	6.52

SNL Market Cap Indexes
SNL Micro Cap U.S. Insurance	314.79	293.66	(6.71)	(16.26)	(15.71)
SNL Small Cap U.S. Insurance	822.37	731.22	(11.08)	(10.33)	0.44
SNL Mid Cap U.S. Insurance	559.83	589.73	5.34	6.63	17.76
SNL Large Cap U.S. Insurance	667.17	683.51	2.45	5.96	15.05

Broad Market Indexes
Dow Jones Industrials Average	17,776.12	16,990.69	(4.42)	(4.67)	0.07
S&P 500	2,067.89	2,035.73	(1.55)	(1.13)	2.48
S&P Mid-Cap	1,524.03	1,457.32	(4.38)	0.34	2.29
S&P Small-Cap	720.20	686.30	(4.71)	(1.26)	3.11
S&P 500 Financials	324.95	329.65	1.44	(1.10)	6.86
NASDAQ	4,900.89	4,877.49	(0.48)	2.99	7.75
NASDAQ Financials	3,186.86	3,248.36	1.93	3.38	8.01

Source: MSCI; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. VALUATION ANALYSIS AND CONCLUSION

Valuation Review

In our original Appraisal, we concluded that ARI’s estimated pro forma market value should be discounted on a price-to-book basis relative to the trading market valuations of the Comparative Group. Contributing factors to the discounted valuation were the Company’s restrained earnings prospects, the lesser liquidity associated with a stock issuance reflecting the Company’s Valuation Range, and the new issue discount for initial public offerings of equity securities.

ARI reported a net loss of $2.2 million for the three months ended March 31, 2015, compared to a net loss of $480,000 for the three months ended March 31, 2014. The net loss for the recent quarter follows the net loss of $8.5 million for the year ended December 31, 2014 and a net loss of $1.0 million for the year ended December 31, 2013. For the LTM ended March 31, 2015, the Company’s net loss amounted to $10.3 million. As a result of the Company’s net loss in the first quarter of 2015, total equity declined by $1.9 million from $25.0 million at December 31, 2014 to $23.1 million at March 31, 2015.

On the whole, the Comparative Group’s earnings performance and trading market valuation ratios did not change materially since our prior Appraisal. The Comparative Group recorded median and mean net stock price changes of -2.64% and -1.39% since March 31, 2015. The median price-to-book ratio of the Comparative Group increased from 96.7% at March 31, 2015 to 98.3% at August 20, 2015, and the mean price-to-book ratio decreased from 118.5% at March 31, 2015 to 113.0% at August 20, 2015. Because of the Company’s negative earnings position and near-term outlook, we continue to believe that the price-to-book ratio carries greater weighting as a valuation metric as compared to the price-to-earnings ratio.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Analysis

Based on our review of the Company’s recent financial performance and operating results, the updated financial performance and trading market valuations for the Comparative Group, and current stock market conditions, we believe that the estimated pro forma market value of ARI should be adjusted downward from a midpoint of $28.0 million to $26.0 million. The change in the midpoint of the Valuation Range represents a decrease of 7.1% and primarily stems from the reduction in the Company’s equity from December 31, 2014 to March 31, 2015.

In reviewing the trading market valuation levels of the Comparative Group, we determined that a discount of approximately 40% to 50% based on the price-to-book valuation metric was reasonable and appropriate for determining the Company’s pro forma Valuation Range relative to the Comparative Group’s trading ratios. Therefore, in order to maintain this magnitude of discount versus the Comparative Group and take into account the Company’s lower equity amount as of March 31, 2015, we believe that it is necessary to adjust the Valuation Range to lower levels.

Considering the Company’s updated financial data as of March 31, 2015, the revised midpoint value of $26.0 million reflects a pro forma price-to-book ratio of 54.4% with the Valuation Range extending from a P/B ratio of 50.3% at the minimum value of $22.1 million to 57.8% at the maximum value of $29.9 million as shown in Table 9. The pro forma P/E ratios for the Company remain non-meaningful due to the negative earnings results. As illustrated in Table 9, although the midpoint value has been adjusted from $28.0 million to $26.0 million, the pro forma P/B ratios for both Valuation Ranges (based on the corresponding financial data for their respective periods) are relatively similar.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Comparative Appraisal Valuation Ratios

ARI Mutual Insurance Company

Based on the Estimated Pro Forma Market Valuation Range

(Dollars in Thousands)

	Pro Forma Market Valuation Range
	Minimum		Midpoint		Maximum
	$22,100		$26,000		$29,900

Appraisal date: August 20, 2015
Financial data: March 31, 2015
Price-to-book value ratio	50.34%		54.39%		57.83%
Price-to-tangible book value ratio	50.34%		54.39%		57.83%
Price-to-LTM earnings per share	NM		NM		NM
Price-to-total assets	14.81%		16.97%		19.04%
Price-to-LTM total revenue	0.57	x	0.67	x	0.77	x

	Pro Forma Market Valuation Range
	Minimum		Midpoint		Maximum
	$23,800		$28,000		$32,200

Appraisal date: March 31, 2015
Financial data: December 31, 2014
Price-to-book value ratio	50.22%		54.27%		57.71%
Price-to-tangible book value ratio	50.22%		54.27%		57.71%
Price-to-LTM earnings per share	NM		NM		NM
Price-to-total assets	15.84%		18.12%		20.29%
Price-to-LTM total revenue	0.59	x	0.69	x	0.79	x

Source: Feldman Financial.

Table 10 displays the trading market price valuation ratios of the Comparative Group as of August 20, 2015. Exhibit V displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. The Company’s P/B valuation ratios reflect discounts to the Comparative Group’s median ratio of 98.3% measuring 41.2% at the valuation maximum, 44.7% at the valuation midpoint, and 48.8% at the valuation minimum. In our opinion, these levels of discounts are appropriate to reflect the previously discussed adjustments for earnings prospects, liquidity of the issue, and new issue discount.

FELDMAN FINANCIAL ADVISORS, INC.

Based on the price-to-assets (“P/A”) measure, the Company’s midpoint valuation of $26.0 million reflects a P/A ratio of 16.97%, which ranged from 14.81% at the minimum valuation to 19.04% at the maximum valuation. The Company’s P/A valuation ratio of 16.97% at the midpoint is positioned below the Comparative Group’s corresponding median and mean P/A ratios of 34.78% and 39.00%, respectively. The Company’s pro forma price-to-total revenue ratios measured 0.67x at the midpoint of the Valuation Range versus the median and mean ratios of 1.05x and 1.13x, respectively, for the Comparative Group.

Valuation Conclusion

It is our opinion that, as of August 20, 2015, the estimated pro forma market value of ARI was within a range of $22,100,000 at the minimum to $29,900.000 at the maximum with a midpoint of $26,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. Exhibit V displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Comparative Market Valuation Analysis

ARI Mutual Insurance Company and the Comparative Group

Market Price Data as of August 20, 2015

Company	Closing Stock Price ($)	Total Assets ($mil.)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ Total Rev. (x)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Div. Yield (%)
ARI Mutual Insurance Company
Pro Forma Minimum	10.00	149.3	22.1	50.3	50.3	NM	NM	0.57	14.81	29.41	0.00
Pro Forma Midpoint	10.00	153.2	26.0	54.4	54.4	NM	NM	0.67	16.97	31.21	0.00
Pro Forma Maximum	10.00	157.1	29.9	57.8	57.8	NM	NM	0.77	19.04	32.92	0.00

Comparative Group Median	NA	555.3	220.5	98.3	109.7	10.6	11.2	1.05	34.78	32.16	1.23
Comparative Group Mean	NA	805.4	285.5	113.0	117.1	10.9	12.5	1.13	39.00	35.61	1.71

Public P&C Insurance Median	NA	3,832.5	1,015.6	131.2	139.4	12.7	14.4	1.08	35.00	30.06	1.69
Public P&C Insurance Mean	NA	35,504.7	12,457.8	154.0	161.5	14.5	15.2	1.33	44.72	30.93	1.67

Comparative Group
1347 Property Insurance Holdings	7.54	75.9	47.2	98.3	98.3	NM	NA	2.23	62.27	64.56	0.00
Atlas Financial Holdings, Inc.	16.98	366.8	201.1	178.6	188.4	11.0	11.2	1.83	54.84	32.16	0.00
Baldwin & Lyons, Inc.	22.84	1,126.5	344.1	84.7	85.3	13.1	15.1	1.17	30.55	35.80	4.38
Donegal Group Inc.	14.32	1,495.3	440.6	91.7	93.1	14.9	15.9	0.73	29.47	28.46	3.77
EMC Insurance Group Inc.	23.44	1,514.0	484.5	93.9	94.1	10.1	10.8	0.81	32.00	34.82	2.84
Federated National Holding Co.	22.24	555.3	316.5	143.1	143.1	8.0	8.5	1.54	56.99	39.94	0.72
First Acceptance Corporation	3.05	359.9	125.2	117.2	123.0	5.1	NA	0.45	34.78	30.04	0.00
Hallmark Financial Services, Inc.	11.48	1,017.7	220.5	84.2	109.7	11.7	13.7	0.65	21.67	25.72	0.00
Kingstone Companies, Inc.	8.54	137.4	62.6	150.1	157.7	9.8	10.0	1.15	45.59	29.78	2.34
National Interstate Corporation	28.05	1,796.6	556.5	151.3	154.5	20.3	22.6	0.93	30.98	20.60	1.85
National Security Group, Inc.	13.00	147.0	32.7	74.9	74.9	4.9	5.0	0.50	22.22	30.07	1.23
Safety Insurance Group, Inc.	54.84	1,742.3	827.7	128.1	128.1	NM	NM	1.05	47.50	38.28	5.11
Unico American Corporation	9.68	135.6	51.7	72.3	72.3	NM	NM	1.67	38.13	52.70	0.00

Source: ARI; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual to stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has over 25 years of experience in consulting to financial institutions and financial services companies. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman – President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams – Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans, and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also worked as a Corporate Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II

Statement of Contingent and Limiting Conditions

This Appraisal is made subject to the following general contingent and limiting conditions:

1.	The analyses, opinions, and conclusions presented in this Appraisal apply to this engagement only and may not be used out of the context presented herein. This Appraisal is valid only for the effective date specified herein and only for the purpose specified herein.

2.	Neither all nor any part of the contents of this Appraisal is to be referred to or quoted in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval. In addition, our Appraisal and analysis are not intended for general circulation or publication, nor are they to be reproduced or distributed to other third parties without our prior written consent.

3.	Neither our Appraisal nor our valuation conclusion is to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency assessment, or an investment recommendation. For various reasons, the price at which the subject interest might be sold in a specific transaction between specific parties on a specific date might be significantly different from the valuation conclusion expressed herein.

4.	Our analysis assumes that as of the effective valuation date, the Company and its assets will continue to operate as a going concern. Furthermore, our analysis is based on the past and present financial condition of the Company and its assets as of the effective valuation date.

5.	We assume no responsibility for legal matters including interpretations of the law, contracts, or title considerations. We assume that the subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

6.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal.

7.	We do not express an opinion or any other form of assurance on the reasonableness of management’s projections reviewed by us or on the underlying assumptions.

8.	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

9.	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-1

ARI Mutual Insurance Company

Consolidated Balance Sheets

As of December 31, 2013 and 2014 and March 31, 2015

(Dollars in Thousands)

	March 31,	December 31,
	2015	2014	2013
ASSETS
Investments:
Fixed maturities, available for sale at fair value	$49,350	$53,269	$47,412
Equity securities, available for sale at fair value	5,124	4,818	6,545
Short-term investments	2,318	1,388	461

Total investments	56,792	59,475	54,418

Cash	3,570	5,662	7,048
Premiums receivable, net of allowance	16,150	17,292	14,351
Deferred policy acquisition costs	—	4,300	3,397
Deferred tax asset, net	—	—	3,620
Reinsurance receivables	45,918	35,298	22,806
Property, plant, and equipment, net	4,375	4,530	5,127
Other assets	1,662	1,338	1,381

TOTAL ASSETS	$128,467	$127,895	$112,148

LIABILITIES AND EQUITY
Unpaid losses and loss adjustment expenses	$73,904	$71,487	$53,435
Unearned premiums	28,206	28,680	22,856
Accrued expenses and other liabilities	3,257	2,733	2,748

Total liabilities	105,367	102,900	79,039

Retained earnings	23,377	25,775	34,108
Accumulated other comprehensive loss	(277)	(580)	(999)

Total equity	23,100	24,995	33,109

TOTAL LIABILITIES AND EQUITY	$128,467	$127,895	$112,148

Source: ARI, GAAP financial statements; audited 2014 and unaudited 2015 and 2013 dates.

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-2

ARI Mutual Insurance Company

Consolidated Income Statements

For the Three Months Ended March 31, 2014 and 2015

(Dollars in Thousands)

	Three Months Ended March 31,
	2015	2014
REVENUES
Premiums earned	$7,808	$9,278
Net investment income	407	452
Realized investment gains (losses)	(212)	79
Other income	62	82

Total revenues	8,065	9,891

EXPENSES
Losses and loss adjustment expenses incurred	6,693	8,014
Policy acquisition costs	2,405	1,734
Other operating costs	1,321	806

Total expenses	10,419	10,554

Income (loss) before income taxes	(2,354)	(663)
Income tax expense (benefit)	(156)	(183)

Net income (loss)	$(2,198)	$(480)

Source: ARI, GAAP financial statements, unaudited 2015 and 2014.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-3

ARI Mutual Insurance Company

Consolidated Income Statements

For the Years Ended December 31, 2013 and 2014

(Dollars in Thousands)

	Years Ended December 31,
	2014	2013
REVENUES
Premiums earned	$38,371	$30,020
Net investment income	1,814	1,810
Realized investment gains	(145)	1,213
Other income	268	254

Total revenues	40,308	33,297

EXPENSES
Losses and loss adjustment expenses incurred	36,028	24,155
Policy acquisition costs	7,817	5,584
Other operating costs	1,592	3,547

Total expenses	45,437	33,286

Income (loss) before income taxes	(5,129)	11
Income tax expense	3,404	1,038

Net income (loss)	$(8,533)	$(1,027)

Source: ARI, GAAP financial statements, audited 2014 and unaudited 2013.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Financial Performance Data for Public Property and Casualty Insurance Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Prem. Written/ Avg.Eq. (x)	Qtr. Comb. Ratio (%)	Annlzd. Quarter ROA (%)	Annlzd. Quarter ROE (%)	LTM ROA (%)	LTM ROE (%)
1347 Property Insurance Holdings	FL	76	18	49	0.37	64.56	64.56	21	0.53	65.8	(10.79)	(16.37)	(0.12)	(0.17)
Alleghany Corporation	NY	23,561	13,317	7,638	1.74	32.42	31.70	5,103	0.60	87.6	2.13	6.64	2.54	8.10
Allstate Corporation	IL	108,064	69,177	22,179	3.12	20.52	19.62	35,507	NA	93.7	2.50	12.18	2.64	13.06
American Financial Group, Inc.	OH	48,307	36,178	5,100	7.09	10.56	10.08	5,796	0.82	93.7	0.21	1.97	0.70	6.38
American International Group, Inc.	NY	520,701	269,521	108,367	2.49	20.81	NA	64,218	NA	100.3	1.91	9.19	1.59	7.78
AMERISAFE, Inc.	LA	1,515	925	462	2.00	30.47	30.47	410	0.85	85.0	4.07	13.32	4.01	13.15
AmTrust Financial Services, Inc.	NY	14,812	9,591	2,625	3.65	17.72	13.27	4,388	1.85	89.0	4.58	27.24	3.81	24.30
Atlas Financial Holdings, Inc.	IL	367	223	118	1.89	32.16	31.05	110	1.23	84.2	2.63	7.52	6.34	17.75
Baldwin & Lyons, Inc.	IN	1,126	539	403	1.34	35.80	35.62	295	0.66	95.8	2.20	6.22	2.63	7.42
Berkshire Hathaway Inc.	NE	531,076	97,529	244,839	0.40	46.10	37.49	197,864	NA	92.2	3.96	8.58	4.00	8.62
Cincinnati Financial Corporation	OH	18,897	9,246	6,608	1.40	34.97	34.97	5,041	0.69	97.5	2.72	7.77	3.04	8.75
CNA Financial Corporation	IL	55,465	36,705	12,437	2.95	22.42	22.21	9,581	0.54	98.9	1.68	7.39	1.60	7.09
Conifer Holdings, Inc.	MI	NA	NA	NA	NA	NA	NA	NA	NA	99.0	1.24	4.27	NA	NA
Donegal Group Inc.	PA	1,495	977	426	2.30	28.46	28.14	601	1.43	98.8	1.86	6.51	1.51	5.34
EMC Insurance Group Inc.	IA	1,514	903	527	1.71	34.82	34.78	600	1.13	87.7	5.40	15.79	2.69	8.04
Employers Holdings, Inc.	NV	3,801	2,695	710	3.80	18.67	17.69	762	1.03	99.6	1.48	8.02	2.76	15.79
Erie Indemnity Company	PA	17,993	8,638	8,137	1.06	45.22	NA	6,218	NA	102.8	3.04	6.75	3.42	7.61
Federated National Holding Co.	FL	555	299	222	1.35	39.94	39.94	206	1.06	NA	6.63	16.94	8.16	22.34
First Acceptance Corporation	TN	360	195	108	1.80	30.04	29.09	276	NA	99.3	0.56	1.81	8.91	30.31
Hallmark Financial Services, Inc.	TX	1,018	625	262	2.39	25.72	20.94	342	1.33	93.2	2.14	8.32	1.44	5.71
Hanover Insurance Group, Inc.	MA	13,926	9,129	2,900	3.15	20.82	19.76	5,122	1.73	97.1	1.59	7.65	2.04	10.08
HCI Group, Inc.	FL	642	237	206	1.15	32.07	32.07	280	1.63	50.4	16.31	52.24	11.77	38.82
Heritage Insurance Holdings, Inc.	FL	669	311	288	1.08	43.04	43.04	295	1.77	56.0	18.73	44.29	12.94	30.54
Horace Mann Educators Corp.	IL	10,074	6,046	1,410	4.29	13.99	13.59	1,070	0.93	90.4	1.38	9.98	1.15	8.45
Infinity Property and Casualty Corp.	AL	2,447	1,320	707	1.87	28.91	26.65	1,467	1.98	96.3	1.85	6.35	2.42	8.45
Kingstone Companies, Inc.	NY	137	84	41	2.07	29.78	28.68	55	1.22	97.9	1.12	3.75	4.09	13.82
Loews Corporation	NY	78,623	36,705	24,630	1.49	31.33	31.00	14,115	NA	98.9	0.25	0.80	1.03	3.31
Markel Corporation	VA	25,253	13,786	7,877	1.75	31.19	26.16	5,196	0.52	83.0	3.08	10.03	1.72	5.87
Mercury General Corporation	CA	4,618	2,132	1,870	1.14	40.49	39.47	2,993	1.51	99.1	2.27	5.59	2.87	6.93

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 (continued)

Financial Performance Data for Public Property and Casualty Insurance Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Prem. Written/ Avg.Eq. (x)	Qtr. Comb. Ratio (%)	Annlzd. Quarter ROA (%)	Annlzd. Quarter ROE (%)	LTM ROA (%)	LTM ROE (%)
National General Holdings Corp.	NY	4,630	2,514	1,274	1.97	27.52	21.85	2,012	1.75	92.3	3.84	14.63	2.93	11.60
National Interstate Corporation	OH	1,797	1,208	370	3.26	20.60	20.25	600	1.57	99.5	1.60	7.77	0.58	2.79
National Security Group, Inc.	AL	147	76	44	1.71	30.07	30.07	65	1.46	NA	3.59	12.03	5.50	19.73
Navigators Group, Inc.	CT	4,519	2,967	1,054	2.82	23.32	23.20	1,031	0.98	92.3	2.31	9.97	2.10	9.35
Old Republic International Corp.	IL	17,201	11,010	4,014	2.74	23.34	NA	5,430	NA	95.2	2.42	10.42	1.87	8.10
ProAssurance Corporation	AL	5,114	2,418	2,129	1.14	41.62	37.86	852	0.31	91.1	2.94	7.06	3.55	8.27
Progressive Corporation	OH	26,881	14,856	7,202	2.06	26.79	NA	19,559	2.77	92.7	4.49	16.74	4.89	18.28
RLI Corp.	IL	2,781	1,540	862	1.79	31.00	29.15	803	0.79	89.5	4.41	14.34	4.81	15.39
Safety Insurance Group, Inc.	MA	1,742	965	667	1.45	38.28	38.28	786	1.05	142.6	(8.21)	(20.40)	0.73	1.73
Selective Insurance Group, Inc.	NJ	6,701	4,649	1,316	3.53	19.64	19.54	2,050	1.53	94.5	2.39	12.26	2.50	13.00
State Auto Financial Corporation	OH	2,777	1,602	904	1.77	32.56	32.52	1,216	1.45	94.6	3.56	11.12	3.97	12.31
State National Companies, Inc.	TX	2,149	1,744	252	6.93	11.71	11.45	165	0.48	NA	1.64	14.09	1.16	10.37
Travelers Companies, Inc.	MN	102,691	65,344	24,847	2.63	24.20	21.22	27,080	0.95	88.9	3.24	13.41	3.34	13.78
Trupanion, Inc.	WA	77	5	55	0.09	70.90	68.96	124	NA	NA	(22.47)	(34.58)	(27.29)	(93.42)
Unico American Corporation	CA	136	61	71	0.85	52.70	52.70	31	NA	91.0	(1.17)	(2.22)	(0.11)	(0.20)
United Fire Group, Inc.	IA	3,864	2,793	844	3.31	21.85	21.32	957	1.08	89.7	2.45	11.40	1.81	8.48
United Insurance Holdings Corp.	FL	604	297	218	1.36	36.08	35.52	295	1.59	105.2	0.13	0.38	5.02	15.38
Universal Insurance Holdings, Inc.	FL	967	536	242	2.21	25.01	24.83	399	2.20	NA	9.51	40.43	8.75	42.28
W. R. Berkley Corporation	CT	21,847	13,604	4,613	2.95	21.12	20.57	7,167	1.30	93.9	2.18	10.26	2.78	12.91
White Mountains Insurance Group	NH	10,508	4,138	4,540	0.91	43.20	41.17	2,589	0.46	89.5	2.94	6.78	2.35	5.99

Overall P&C Insurance Group Median		3,832	2,275	883	1.88	30.06	29.12	994	1.13	93.7	2.31	8.32	2.67	8.69
Overall P&C Insurance Group Mean		35,505	15,820	10,764	2.22	30.93	29.83	9,190	1.20	92.6	2.21	9.32	2.77	9.99

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Market Valuation Data for Public Property and Casualty Insurance Companies

Company	Ticker	Exchange	State	Closing Price 8/20/15 ($)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ 2015 Est. EPS (x)	Price/ LTM Rev. (x)	Price/ Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)
1347 Property Insurance Holdings	PIH	NASDAQ	FL	7.54	47	98.3	98.3	NM	NA	NA	2.23	62.27	0.00	(11.08)
Alleghany Corporation	Y	NYSE	NY	481.57	7,690	100.7	104.1	12.28	14.48	17.66	1.51	32.64	0.00	13.37
Allstate Corporation	ALL	NYSE	IL	62.70	25,104	129.3	137.9	10.59	12.06	13.33	0.71	23.23	1.91	2.12
American Financial Group, Inc.	AFG	NYSE	OH	71.97	6,305	131.2	138.5	16.10	13.63	13.36	1.09	13.05	1.39	22.75
American International Group, Inc.	AIG	NYSE	NY	61.71	79,846	77.4	NA	12.15	12.94	12.57	1.24	15.33	1.81	12.47
AMERISAFE, Inc.	AMSF	NASDAQ	LA	50.31	956	202.3	202.3	16.02	15.62	14.98	2.33	63.13	1.19	34.77
AmTrust Financial Services, Inc.	AFSI	NASDAQ	NY	63.15	5,221	262.6	422.9	11.40	10.25	11.45	1.19	35.25	1.90	44.34
Atlas Financial Holdings, Inc.	AFH	NASDAQ	IL	16.98	201	178.6	188.4	11.03	11.17	14.09	1.83	54.84	0.00	18.99
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	22.84	344	84.7	85.3	13.13	15.13	12.90	1.17	30.55	4.38	(13.06)
Berkshire Hathaway Inc.	BRK.A	NYSE	NE	207,862	341,356	138.8	197.7	19.03	20.30	20.01	1.73	64.28	0.00	2.70
Cincinnati Financial Corporation	CINF	NASDAQ	OH	55.57	9,119	140.3	140.3	14.03	17.59	19.62	1.81	48.25	3.31	15.55
CNA Financial Corporation	CNA	NYSE	IL	37.84	10,227	83.6	84.7	13.09	13.71	12.66	1.07	18.44	2.64	(1.07)
Conifer Holdings, Inc.	CNFR	NASDAQ	MI	10.40	77	81.2	84.9	NA	NA	NA	NA	NA	0.00	NA
Donegal Group Inc.	DGICA	NASDAQ	PA	14.32	441	91.7	93.1	14.88	15.91	12.59	0.73	29.47	3.77	(10.33)
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	23.44	485	93.9	94.1	10.13	10.80	11.27	0.81	32.00	2.84	18.18
Employers Holdings, Inc.	EIG	NYSE	NV	24.61	788	110.3	117.8	9.08	NA	14.75	1.03	20.74	0.98	13.41
Erie Indemnity Company	ERIE	NASDAQ	PA	86.52	3,996	618.0	NA	27.12	27.12	25.79	0.64	22.21	3.15	13.26
Federated National Holding Co.	FNHC	NASDAQ	FL	22.24	316	143.1	143.1	8.00	8.52	10.06	1.54	56.99	0.72	(1.72)
First Acceptance Corporation	FAC	NYSE	TN	3.05	125	117.2	123.0	5.08	NA	NA	0.45	34.78	0.00	22.00
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	11.48	221	84.2	109.7	11.71	13.67	13.10	0.65	21.67	0.00	23.97
Hanover Insurance Group, Inc.	THG	NYSE	MA	81.48	3,601	123.0	131.3	11.44	14.40	14.14	0.70	25.86	2.01	29.72
HCI Group, Inc.	HCI	NYSE	FL	40.72	443	185.1	185.1	6.10	NA	6.89	1.58	68.99	2.95	(1.40)
Heritage Insurance Holdings, Inc.	HRTG	NYSE	FL	19.05	572	183.1	183.1	6.71	NA	6.44	1.94	85.49	0.00	27.94
Horace Mann Educators Corp.	HMN	NYSE	IL	33.23	1,368	104.7	108.7	13.29	14.39	14.69	1.28	13.58	3.01	13.45
Infinity Property and Casualty Corp.	IPCC	NASDAQ	AL	80.92	921	131.6	147.4	15.30	15.87	18.47	0.63	37.65	2.13	19.51
Kingstone Companies, Inc.	KINS	NASDAQ	NY	8.54	63	150.1	157.7	9.82	10.05	9.40	1.15	45.59	2.34	20.28
Loews Corporation	L	NYSE	NY	37.79	13,721	72.8	74.3	20.43	21.97	16.35	0.97	17.45	0.66	(11.54)
Markel Corporation	MKL	NYSE	VA	857.99	11,972	154.6	198.6	25.57	27.02	26.84	2.30	47.41	0.00	33.73
Mercury General Corporation	MCY	NYSE	CA	54.01	2,979	161.2	168.2	65.07	28.28	23.66	1.00	64.52	4.57	5.99

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2 (continued)

Market Valuation Data for Public Property and Casualty Insurance Companies

Company	Ticker	Exchange	State	Closing Price 8/20/15 ($)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ 2015 Est. EPS (x)	Price/ LTM Rev. (x)	Price/ Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)
National General Holdings Corp.	NGHC	NASDAQ	NY	19.71	2,074	172.7	270.3	16.02	13.05	12.43	1.03	44.79	0.41	6.31
National Interstate Corporation	NATL	NASDAQ	OH	28.05	557	151.3	154.5	20.33	22.62	19.93	0.93	30.98	1.85	0.14
National Security Group, Inc.	NSEC	NASDAQ	AL	13.00	33	74.9	74.9	4.92	4.98	NA	0.50	22.22	1.23	19.60
Navigators Group, Inc.	NAVG	NASDAQ	CT	77.13	1,110	105.4	106.1	11.83	13.28	14.22	1.08	24.57	0.00	20.27
Old Republic International Corp.	ORI	NYSE	IL	16.30	4,259	108.2	NA	13.04	14.82	14.29	0.78	24.76	4.54	9.10
ProAssurance Corporation	PRA	NYSE	AL	49.94	2,680	131.1	154.2	16.76	16.81	18.92	3.15	52.41	2.48	9.81
Progressive Corporation	PGR	NYSE	OH	30.88	18,094	245.8	284.5	13.72	15.06	16.20	0.93	67.31	2.22	24.97
RLI Corp.	RLI	NYSE	IL	54.80	2,369	273.0	297.8	17.40	20.60	22.75	2.95	85.20	1.39	20.52
Safety Insurance Group, Inc.	SAFT	NASDAQ	MA	54.84	828	128.1	128.1	NM	NM	NA	1.05	47.50	5.11	0.09
Selective Insurance Group, Inc.	SIGI	NASDAQ	NJ	31.23	1,784	136.1	136.9	10.70	12.10	13.24	0.87	26.62	1.79	30.89
State Auto Financial Corporation	STFC	NASDAQ	OH	23.73	978	111.1	111.4	9.42	10.32	15.80	0.80	35.23	1.69	10.78
State National Companies, Inc.	SNC	NASDAQ	TX	10.23	455	176.1	180.5	14.01	NA	10.57	2.76	21.18	2.35	NA
Travelers Companies, Inc.	TRV	NYSE	MN	105.70	32,894	136.4	162.5	9.72	9.85	11.07	1.21	32.03	2.31	13.52
Trupanion, Inc.	TRUP	NYSE	WA	7.01	198	383.3	422.7	NM	NA	NA	1.60	255.85	0.00	(20.25)
Unico American Corporation	UNAM	NASDAQ	CA	9.68	52	72.3	72.3	NM	NM	NA	1.67	38.13	0.00	(19.35)
United Fire Group, Inc.	UFCS	NASDAQ	IA	35.78	897	107.7	111.2	12.25	12.69	13.50	0.94	23.20	2.46	22.03
United Insurance Holdings Corp.	UIHC	NASDAQ	FL	14.09	303	138.2	140.9	11.55	NA	17.17	1.03	50.26	1.42	(8.86)
Universal Insurance Holdings, Inc.	UVE	NYSE	FL	28.43	1,016	397.6	422.0	11.33	NA	11.46	2.55	105.01	1.69	113.44
W. R. Berkley Corporation	WRB	NYSE	CT	56.64	6,987	154.1	159.4	13.85	16.66	16.86	0.97	31.98	0.85	18.89
White Mountains Insurance Group	WTM	NYSE	NH	731.55	4,360	109.7	120.5	20.94	NA	48.12	1.68	41.50	0.14	16.29

Overall P&C Insurance Group Median				NA	1,016	131.2	139.4	12.66	14.39	14.18	1.08	35.00	1.69	13.45
Overall P&C Insurance Group Mean				NA	12,458	154.0	161.5	14.46	15.21	15.80	1.33	44.72	1.67	13.76

Source: SNL Financial

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-1

Pro Forma Assumptions for Conversion Valuation

1.	The initial offering price is $10.00 per share and the number of shares offered is computed by dividing the estimated pro forma market value by the offering price.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.	The net offering proceeds are invested to yield a return of 1.37%, which represents the yield on a five-year U.S. Treasury bond as of March 31, 2015. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 0.90%.

4.	Expenses attributable to the stock offering are estimated to 5.0% of the gross proceeds at the valuation midpoint and approximate $1.3 million.

5.	The pro forma earnings calculation is based on the historically reported net income of the Company for the corresponding period.

6.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

7.	The calculation of tangible equity excludes any intangible assets from total equity.

8.	The calculation of operating income excludes the after-tax impact of net realized securities gains (or losses) and any extraordinary items.

V-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-2

Pro Forma Conversion Valuation Range

ARI Mutual Insurance Company

Historical Financial Data as of March 31, 2015

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum
Shares offered	2,210,000	2,600,000	2,990,000
Offering price	$10.00	$10.00	$10.00

Gross offering proceeds	$22,100	$26,000	$29,900
Less: estimated expenses	(1,300)	(1,300)	(1,300)

Net offering proceeds	$20,800	$24,700	$28,600

Net Income:
LTM ended March 31, 2015	$(10,251)	$(10,251)	$(10,251)
Pro forma income on net proceeds	188	223	259

Pro forma net income	$(10,063)	$(10,028)	$(9,992)

Pro forma earnings per share	($4.55)	($3.86)	($3.34)

Operating Income:
LTM ended March 31, 2015	$(9,815)	$(9,815)	$(9,815)
Pro forma income on net proceeds	188	223	259

Pro forma operating income	$(9,627)	$(9,592)	$(9,556)

Pro forma operating earnings per share	($4.36)	($3.69)	($3.20)

Total Revenue:
LTM ended March 31, 2015	$38,482	$38,482	$38,482
Pro forma revenue on net proceeds, pre-tax	285	338	392

Pro forma total revenue	$38,767	$38,820	$38,874

Total Equity:
As of March 31, 2015	$23,100	$23,100	$23,100
Net offering proceeds	20,800	24,700	28,600

Pro forma total equity	$43,900	$47,800	$51,700

Pro forma book value per share	$19.86	$18.38	$17.29

Tangible Equity:
As of March 31, 2015	$23,100	$23,100	$23,100
Net offering proceeds	20,800	24,700	28,600

Pro forma tangible equity	$43,900	$47,800	$51,700

Pro forma tangible book value per share	$19.86	$18.38	$17.29

Total Assets:
As of March 31, 2015	$128,467	$128,467	$128,467
Net offering proceeds	20,800	24,700	28,600

Pro forma total assets	$149,267	$153,167	$157,067

Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM
Price / Operating EPS	NM	NM	NM
Price / LTM Revenue	0.57	0.67	0.77
Price / Book Value	50.34%	54.39%	57.83%
Price / Tangible Book Value	50.34%	54.39%	57.83%
Price / Total Assets	14.81%	16.97%	19.04%
Total Equity / Assets	29.41%	31.21%	32.92%
Tangible Equity / Assets	29.41%	31.21%	32.92%

V-2